UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ULTRALIFE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

June 1, 2020

To Our Stockholders:

On behalf of the Board of Directors of Ultralife Corporation (the “Company”) you are cordially invited to attend the 2020 Annual Meeting of Stockholders of the Company on Wednesday, July 22, 2020 at 9:00 A.M. local time at The Westin Crystal City, 1800 Jefferson Davis Highway, Arlington, VA 22202. We are actively monitoring the health and safety concerns and government recommendations and restrictions related to the COVID-19 pandemic.  In connection with these developments, it may not be possible or advisable to hold our Annual Meeting as planned at a physical location.  If we decide to hold our Annual Meeting telephonically,  we will announce alternative arrangements for the Annual Meeting as promptly as practicable by press release and posting on our website (http://investor.ultralifecorporation.com), as well as through a filing with the Securities and Exchange Commission.  If you plan to attend our Annual Meeting in person, please check our website prior to the meeting.  As always, we encourage you to vote your shares prior to the Annual Meeting.

This year, we are again providing our proxy materials on the Internet. Accordingly, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our Proxy Statement and our 2019 Annual Report to Stockholders. The Notice contains instructions about how to access those documents and vote online. The Notice also contains instructions about how each of our stockholders can also receive a paper copy of our proxy materials, including the Proxy Statement, our 2019 Annual Report to Stockholders and a form of proxy card or voting instruction card. By taking advantage of the Securities and Exchange Commission Rules permitting this distribution process, the Company will not only conserve natural resources, but also reduce our costs of printing and distributing proxy materials.

Your continued interest in the Company is greatly appreciated. We look forward to a productive Annual Meeting.

Very truly yours,

Michael D. Popielec,
President and Chief Executive Officer

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 22, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Ultralife Corporation will be held on Wednesday, July 22, 2020 at 9:00 A.M. local time at The Westin Crystal City, 1800 Jefferson Davis Highway, Arlington, VA 22202 for the purposes which follow below. We are actively monitoring the health and safety concerns and government recommendations and restrictions related to the COVID-19 pandemic.  In connection with these developments, it may not be possible or advisable to hold our Annual Meeting as planned at a physical location.  If we decide to hold our Annual Meeting telephonically,  we will announce alternative arrangements for the Annual Meeting as promptly as practicable by press release and posting on our website (http://investor.ultralifecorporation.com), as well as through a filing with the Securities and Exchange Commission.  If you plan to attend our Annual Meeting in person, please check our website prior to the meeting.  As always, we encourage you to vote your shares prior to the Annual Meeting.

1.	To elect five directors for a term of one year and until their successors are duly elected and qualified;

2.	To ratify the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To vote on a non-binding advisory resolution on executive compensation (“Say-on-Pay”);

4.	To vote on a non-binding advisory resolution on the frequency of future advisory votes on executive compensation (“Say-When-on-Pay”);

5.	To vote on a stockholder proposal of a non-binding advisory resolution entitled “Directors to be Elected by Majority Vote”; and

6.	To transact such other business as may properly come before the meeting and any adjournments thereof

Only stockholders of record of our common stock, par value $.10 per share, at the close of business on May 26, 2020 are entitled to receive notice of, and to vote at and attend our Annual Meeting. Your vote is important. Whether or not you plan to attend our Annual Meeting, we hope that you will vote as soon as possible. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of our proxy materials by visiting the Internet site address listed on the Notice, by calling the toll-free number or by sending an e-mail to the e-mail address listed on the Notice. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return the enclosed proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors

Bradford T. Whitmore,
Chair of the Board of Directors

Dated: June 1, 2020

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
Quorum	2
Vote Required	3
Abstentions	3
Broker Voting	3

PROPOSAL 1 ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	6
General	6
Committees of the Board of Directors	6
Stockholder Recommendations and Standards for Director Nominations	7
Annual Meeting Attendance	8
Executive Sessions	8
Communicating with the Board of Directors	8
Code of Ethics	8
Related Party Transactions	9
Employee, Officer and Director Hedging	9
Risk Management	9

DIRECTOR COMPENSATION	9
Annual Retainers	9
Director Compensation Table	10

EXECUTIVE OFFICERS	11

Executive OFFICER compensation	12
Summary Compensation Table	12
Narrative to Summary Compensation Table	13
Outstanding Equity Awards	15
Employment Arrangements	16
Retirement Benefits and Potential Payments upon Termination or Change in Control	17
Stock Ownership Guidelines	17

Proposal 2 Ratify the selection of our independent registered public accounting firm	18
Principal Accountant Fees and Services	18

REPORT OF THE AUDIT AND FINANCE COMMITTEE	19

Proposal 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	20

Proposal 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	21

Proposal 5 stockholder proposal entitled Directors to be Elected by Majority Vote	22

Other Matters	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	24

SECURITY OWNERSHIP OF MANAGEMENT	25

DELINQUENT SECTION 16(a) REPORTS	25

Submission of Stockholder Proposals	26

IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE
YOU TO VOTE IN ANY OF THE MANNERS DESCRIBED IN THIS PROXY STATEMENT.
WE ALSO ENCOURAGE BENEFICIAL OWNERS TO FOLLOW THE INSTRUCTIONS PROVIDED BY

THEIR BROKER REGARDING HOW TO VOTE. YOUR BROKER CANNOT VOTE YOUR SHARES FOR

DIRECTOR NOMINEES OR PROPOSALS 3, 4 AND 5 UNLESS YOU PROVIDE YOUR BROKER WITH

VOTING INSTRUCTIONS. SEE “BROKER VOTING” BELOW FOR MORE INFORMATION.

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513
(315) 332-7100

Proxy Statement

Annual Meeting of Stockholders

TO BE HELD ON JULY 22, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this proxy statement to our stockholders in connection with our Board of Directors’ solicitation of proxies for use at our 2020 Annual Meeting of Stockholders, which we refer to in this proxy statement as the Meeting, to be held on Wednesday, July 22, 2020 at 9:00 A.M. local time and at any adjournments or postponements thereof. The Meeting will be held at The Westin Crystal City, 1800 Jefferson Davis Highway, Arlington, VA 22202. We are actively monitoring the health and safety concerns and government recommendations and restrictions related to the COVID-19 pandemic.  In connection with these developments, it may not be possible or advisable to hold our Meeting as planned at a physical location.  If we decide to hold our Meeting telephonically,  we will announce alternative arrangements for the Meeting as promptly as practicable by press release and posting on our website (http://investor.ultralifecorporation.com), as well as through a filing with the Securities and Exchange Commission.  If you plan to attend our Meeting in person, please check our website prior to the Meeting.  As always, we encourage you to vote your shares prior to the Meeting.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice will instruct you how to access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may submit your proxy or voting instruction card over the Internet. If you received only a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting those materials included in the Notice.

The Notice was first being sent to our stockholders on or about June 1, 2020 and our proxy materials were first being made available to our stockholders on or about June 1, 2020.

You may vote by proxy or in person at the Meeting. If you received only the Notice by mail, you may vote your shares online by proxy at the Internet site address listed on your Notice of Internet Availability. You may also request a paper copy of our proxy materials by (i) visiting the Internet site address, (ii) calling the toll-free number or (iii) by sending an email to the email address listed on the Notice. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or mail your signed and dated proxy or voting instruction card to our tabulator in the self-addressed envelope provided. Even if you plan to attend the Meeting in person, we recommend that you vote by proxy prior to the Meeting. You can always change your vote as described below.

When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the stockholder’s directions. If the proxy is signed, dated and returned without choices having been specified, the shares will be voted FOR the election of each director-nominee named therein and FOR the other proposals identified therein, except for Proposal 5, in which your shares will be voted AGAINST the approval of Proposal 5.

You may receive more than one Notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy or voting instruction cards, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold your shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must (i) vote at the Internet site address listed on the Notice, proxy or voting instruction card, (ii) call the toll-free number listed on your proxy or voting instruction card, or (iii) sign, date and return each proxy card and voting instruction card that you receive.

If for any reason any of the nominees for election as directors become unavailable for election, the holders of the proxies will exercise discretionary authority to vote for substitute nominees proposed by our Board of Directors. A stockholder has the right to revoke a previously granted proxy at any time before it is voted by filing with our Corporate Secretary a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy and voting in person at the Meeting.

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and regular employees, without extra remuneration, may solicit proxies personally or by telephone, email or similar transmission. We have not engaged a proxy solicitation firm, but we may decide to retain the services of a proxy solicitation firm in the future if we believe it is appropriate under the circumstances. In those situations where the beneficial owner of shares is not the record holder, we will reimburse record holders for reasonable expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares.

Only stockholders of record at the close of business on May 26, 2020 are entitled to notice of, and to vote at, the Meeting.  As of May 26, 2020, there were 15,886,616 shares of our common stock, par value $.10 per share, issued and outstanding, each entitled to one vote per share at the Meeting.

Quorum

A majority of the outstanding shares of our common stock, represented in person or by proxy at the Meeting, will constitute a quorum with respect to the voting of proposals submitted to the stockholders, as described in this proxy statement. For purposes of determining whether a quorum is present, stockholders of record who are present at the Meeting in person or by proxy are considered to be present at the Meeting.

Vote Required

The table below describes the vote required at the Meeting to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal		Vote Required

1.	Election of directors	Plurality of the shares present in person or by proxy at the Meeting and entitled to vote

2.	Ratification of the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020	Majority of the shares present in person or by proxy at the Meeting and entitled to vote*

3.	To vote on a non-binding advisory resolution on executive compensation (“Say-on-Pay”)	Majority of the shares present in person or by proxy at the Meeting and entitled to vote

4.	To vote on a non-binding advisory resolution on the frequency of future advisory votes on executive compensation (“Say-When-on-Pay”)	Majority of the shares present in person or by proxy at the Meeting and entitled to vote

5.	To vote on a stockholder proposal by Mr. Kenneth Steiner of a non-binding advisory resolution entitled “Directors to be Elected by Majority Vote”	Majority of the shares present in person or by proxy at the Meeting and entitled to vote

*

The selection of Freed Maxick CPAs, P.C. is being presented to our stockholders for ratification. The Audit and Finance Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for this and subsequent fiscal years but may, in its discretion, determine to maintain its selection of Freed Maxick CPAs, P.C.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the Meeting are considered to be present for the purpose of determining whether a quorum exists. Abstentions will have no effect on the election of directors; however, abstentions will have the effect of voting against the other proposals set forth in this proxy statement, because abstentions are deemed to be present and entitled to vote but do not count toward the affirmative vote required to approve the proposal.

Broker Voting

If you own your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion under the rules governing brokers who hold record ownership of shares in street name for their clients to vote your shares on routine matters but not otherwise. The only proposal being submitted to the stockholders that is considered routine and as to which brokers may exercise discretion to vote is Proposal 2 concerning ratification of the selection of our independent registered public accounting firm. Brokers will not be permitted to vote shares they hold as nominee in their discretion for the election of directors. If you want your shares held in your broker account to be counted in the election of directors and/or proposal 3, 4 and 5, you must provide instructions to your broker on how to vote your shares.

A broker non-vote occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions. Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement but are not counted for purposes of determining the number of shares entitled to vote on non-routine matters. A broker non-vote will have no effect on the election of directors or on the approval of the advisory resolutions, or on the disapproval of Proposal 5, since with respect to non-routine matters, shares representing broker non-votes will not be counted for purposes of determining the number of shares entitled to vote on such proposals.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently has five directors, each of whom has been nominated to serve for an additional one-year term. If elected, each director standing for election shall serve until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified. Except for Mr. Popielec, none of the individuals nominated for re-election to our Board, is or has been employed by a parent, subsidiary or other affiliate of the Company. The names of, and certain information with respect to, the persons nominated for election as directors are presented below.

Name	Age	Present Principal Occupation, Employment History and Expertise

Michael D. Popielec	58

Mr. Popielec has served as our President and Chief Executive Officer and as a director of the Company since December 30, 2010. Mr. Popielec has over 30 years’ experience in growing domestic and international industrial businesses. Prior to joining us, Mr. Popielec operated his own management consulting business in 2009 to 2010 and was Group President, Applied Technologies in 2008 and 2009 and Group President, Diversified Components from 2005 to 2007 at Carlisle Companies, Inc., a $2.5 billion diversified global manufacturer. Prior to that, from 2003 to 2005, he held various positions, including Chief Operating Officer, Americas, for Danka Business Systems, PLC. From 1985 to 2002, Mr. Popielec held positions of increasing responsibility at General Electric Company, culminating in his serving as a GE corporate officer and as President and Chief Executive Officer of GE Power Controls, the European arm of GE Industrial Systems. Mr. Popielec has a B.S. in Mechanical Engineering from Michigan State University. Mr. Popielec has been nominated for re-election to our Board of Directors because of his operations expertise and his experience in growing domestic and international industrial businesses.

Thomas L. Saeli	63

Mr. Saeli has been a director of the Company since March 5, 2010.  Since 2011, Mr. Saeli has served as the Chief Executive Officer and a director of John R. Burt Enterprises, a diversified manufacturer of primarily commercial low slope roofing systems.  From 2009 to 2011, Mr. Saeli was a consultant to international corporate clients on matters involving business development strategies, acquisitions and operations.  He previously served as Chief Executive Officer and a member of the board of directors of Noble International, Ltd., an international automotive supplier.  Prior to that, Mr. Saeli was Vice President of Corporate Development for Lear Corporation, an international automotive supplier.  Over the past five years, Mr. Saeli has served on various boards of privately held businesses and nonprofit organizations. Mr. Saeli has a BA in Economics from Hamilton College, and an MBA in Finance and Accounting from Columbia University’s Graduate School of Business.  Mr. Saeli has been nominated for re-election to our Board of Directors because of his manufacturing, corporate development, mergers and acquisitions and finance experience. Mr. Saeli qualifies as an audit committee financial expert under applicable SEC rules.

Name	Age	Present Principal Occupation, Employment History and Expertise

Robert W. Shaw II	63

Mr. Shaw has been a director of the Company since June 8, 2010.  Currently he is on the board of directors for Pratt Miller, Inc., a large engineering company for automotive racing and defense businesses.  Additionally, he is a senior advisor to HMS Global Maritime, a marine operator of domestic ferry companies and the US government, the American Queen Steamboat Company, a $100 million operator of overnight cruise ships, and for Hornblower Group, operator of a large fleet of excursion vessels.  Mr. Shaw has served as the president of the largest dining and excursion boat operator in the United States, with over 100 vessels.  He has been president of a large mechanical contracting company specializing in the federal government and healthcare markets.   Mr. Shaw served in the US Marine Corps as an infantry Captain, has an MBA degree from Harvard University and an engineering degree from Cornell University.  Mr. Shaw has been nominated for re-election to our Board of Directors because of his management expertise and experience as an executive officer.

Ranjit C. Singh	67

Mr. Singh has been a director of the Company since August 2000 and served as Chair of our Board of Directors from December 2001 to June 2007.  Mr. Singh is currently the Chief Executive Officer of CSR Consulting Group, which provides business and technology consulting services, a position that he has held since 2008.  He previously served as President and Chief Executive Officer of Aptara, a content outsourcing services company, from February 2003 until July 2008.  Prior to that, he was President and Chief Operating Officer of ContentGuard, which develops and markets digital property rights software.  Before joining ContentGuard, Mr. Singh worked for Xerox as a corporate Senior Vice President responsible for the software and services businesses. Mr. Singh has a BS and MS in Electrical Engineering from University of Bath, England and MBA from WPI. Mr. Singh has been nominated for re-election to our Board of Directors because of his experience as an executive of growing technology-based companies, his familiarity with international operations and his expertise in mergers and acquisitions.

Bradford T. Whitmore	62

Mr. Whitmore has been a director of the Company since June 2007 and Chair of our Board of Directors since March 2010. Since 1985, he has been the Managing Partner of Grace Brothers LP, an investment firm that holds approximately 3% of the outstanding shares of our common stock. Mr. Whitmore and Grace Brothers LP collectively hold or claim beneficial ownership of 34.9% of the outstanding shares of our common stock. Mr. Whitmore has a BS in Mechanical Engineering from Purdue University and an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. Over the past five years, Mr. Whitmore has served as a director of several privately held companies in which Grace Brothers LP and its affiliates held investments as well as not-for-profit organizations. Mr. Whitmore has been nominated for re-election to our Board of Directors because of his corporate development expertise and significant expertise in corporate financial matters.

Our Board of Directors has approved the above-named nominees for directors. Our Board of Directors recommends a vote FOR each of these nominees. Unless otherwise directed on your proxy, your shares will be voted FOR each of the above-named nominees for directors.

CORPORATE GOVERNANCE

General

Pursuant to the General Corporation Law of the State of Delaware and our By-laws, our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of Company business through regular discussions with our President and Chief Executive Officer and our Chief Financial Officer, Treasurer and Secretary, by reviewing materials provided to them by the Company’s management and by participating in meetings of the Board and its committees.

On September 23, 2019, General (Ret.) Steven M. Anderson notified the Company of his resignation as a member of the Company’s Board, which resignation was effective upon receipt. General (Ret.) Anderson’s resignation was not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

Our Board of Directors has determined that all but one of our directors, Michael D. Popielec, who serves as our President and Chief Executive Officer, are “independent” for purposes of NASDAQ listing standards applicable to the Corporate Development and Governance Committee and the Compensation and Management Committee. In addition, our Board of Directors has determined that all but two of our Directors, Michael D. Popielec and Bradford T. Whitmore, our Board Chair, are independent for purposes of NASDAQ listing standards applicable to the Audit and Finance Committee. We believe that the segregation of the roles of Board Chair from that of the President and Chief Executive Officer ensures better overall governance of our Company and provides meaningful checks and balances regarding our overall performance. This structure allows our President and Chief Executive Officer to focus on our business while the Board Chair leads our Board of Directors in establishing corporate policy and enhancing our governance structure and practices.

Our Board of Directors has three standing committees: an Audit and Finance Committee, a Corporate Development and Governance Committee, and a Compensation and Management Committee. During 2019, our Board of Directors held five meetings and the committees of our Board of Directors held a total of thirteen meetings. During 2019, Bradford T. Whitmore served as our Board Chair. As Board Chair, Mr. Whitmore served as a non-voting ex-officio member of all of our Board committees. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings held by all committees of the Board on which he or she served.

Our Board of Directors has adopted a charter for each of the three standing committees that addresses the composition and function of each committee and has also adopted Corporate Governance Principles that address the composition and function of the Board of Directors. These charters and Corporate Governance Principles are available on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.” Pursuant to our Corporate Governance Principles, it is our policy that directors retire from service at the annual meeting following their 70th birthday.

Our Board of Directors has determined that all of the directors who serve on these committees are “independent” for purposes of NASDAQ listing standards, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. Our Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment, compensation history, affiliations and family and other relationships, and on follow-up discussions with directors.

Committees of the Board of Directors

The composition and the functions of our three standing committees of our Board of Directors are set forth below. Our Board of Directors will appoint members of the committees and designate Chairs of those committees from among those individuals elected at the Meeting to serve on our Board of Directors until the 2021 Annual Meeting of Stockholders.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Thomas L. Saeli (Chair), Robert W. Shaw II and Ranjit C. Singh. This committee selects our independent registered public accounting firm and has oversight responsibility for reviewing the scope and results of the independent registered public accounting firm’s annual audit of our financial statements and the quality and integrity of those financial statements. Further, the committee reviews the qualifications and independence of the independent registered public accounting firm, and meets with our Chief Financial Officer and Treasurer, our Corporate Controller and the independent registered public accounting firm to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition, and has the power to engage outside counsel and other outside experts. The committee also reviews and monitors areas of financial and cybersecurity risk that could have a material impact on our Company. The Audit and Finance Committee met five times during 2019.

Our Board of Directors has determined that each of the members of the Audit and Finance Committee is “financially literate” in accordance with NASDAQ listing standards. In addition, our Board of Directors has determined that Mr. Saeli qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Corporate Development and Governance Committee

The current members of the Corporate Development and Governance Committee are Ranjit C. Singh (Chair) and Robert W. Shaw II. This committee works with management to develop corporate strategy and to identify and evaluate acquisition opportunities, reviews the performance and compensation of our directors annually, makes recommendations to our Board of Directors for membership and committee assignments and for the compensation of our directors, and manages the annual evaluation of the performance of our President and Chief Executive Officer and our Board Chair. The Corporate Development and Governance Committee met four times during 2019.

The Corporate Development and Governance Committee identifies potential nominees for director based on its own research for appropriate candidates as well as on recommendations received by directors or from stockholders as described below. The Corporate Development and Governance Committee has the authority to retain an executive search firm to assist in the identification of potential director nominees. The evaluation process and the factors considered in undertaking that evaluation are set forth under the caption “Stockholder Recommendations and Standards for Director Nominations” below.

The Corporate Development and Governance Committee also has overall responsibility for assessing and managing our exposure to risks associated with the conduct of our business.

Compensation and Management Committee

The current members of the Compensation and Management Committee are Robert W. Shaw II (Chair) and Thomas L. Saeli. The Compensation and Management Committee has ultimate responsibility for determining the compensation of officers elected by our Board of Directors, granting stock options and other equity awards and otherwise administering our equity compensation plans, and approving and administering any other compensation plans or agreements. The Compensation and Management Committee has the authority to retain outside experts in making compensation determinations. Our 2014 Long-Term Incentive Plan (“2014 LTIP”) is administered by the Compensation and Management Committee. The Compensation and Management Committee met four times during 2019.

Stockholder Recommendations and Standards for Director Nominations

As noted above, the Corporate Development and Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board of Directors, including nominations submitted by stockholders. Such recommendations, if any, should be sent to Corporate Secretary, Attn: Philip A. Fain, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. Any recommendations submitted to the Corporate Secretary should be in writing and should include any material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director, should he or she be elected. The Corporate Development and Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation.

Based on the information provided to the Corporate Development and Governance Committee with respect to director candidates, the Corporate Development and Governance Committee will make an initial determination whether to conduct a full evaluation of a candidate. The Corporate Development and Governance Committee considers the composition and size of the existing Board of Directors, along with other factors, in making its determination to conduct a full evaluation of a candidate. As part of the full evaluation process, the Corporate Development and Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Corporate Development and Governance Committee may also ask the candidate to meet with management and other members of our Board of Directors. In evaluating a candidate, our Board of Directors, with the assistance of the Corporate Development and Governance Committee, takes into account a variety of factors as described in our Corporate Governance Principles, including the particular experience, attributes and skills that would qualify the candidate to serve as a director. The criteria for selection to our Board of Directors include character and leadership skills; general business acumen and executive experience; knowledge of strategy, finance and relations between business and government; and internal business operations – all to ensure an active Board of Directors whose members work well together and possess the collective knowledge and expertise required to meaningfully contribute as directors. Our Corporate Development and Governance Committee reviews the qualifications of director candidates with those of our current directors to augment and complement the skill sets of our current Board members. We believe that it is important for our Board of Directors to be comprised of individuals with diverse backgrounds, skills and experiences. Although we do not have a formal diversity policy and identify qualified potential candidates without regard to any particular classification, we believe that possessing a breadth of experience and qualifications, as our Board does, promotes Board diversity.

Annual Meeting Attendance

Our policy is that all of the directors, absent special circumstances, should participate in our Annual Meeting of Stockholders, either in person or telephonically. All directors participated in last year’s Annual Meeting of Stockholders.

Executive Sessions

Our Corporate Governance Principles require our independent directors to meet in executive session regularly by requiring them to have at least four regularly scheduled meetings per year without management present. Our independent directors met in executive session four times during 2019. In addition, our standing committees meet in executive session on a regular basis.

Communicating with the Board of Directors

Stockholders interested in communicating directly with our Board of Directors as a group or individually may do so in writing to our Corporate Secretary, Attn. Philip A. Fain, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. The Corporate Secretary will review all such correspondence and forward to our Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that are addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit and Finance Committee and handled in accordance with the procedures established by the Audit and Finance Committee with respect to such matters.

Code of Ethics

We have a Code of Ethics applicable to all employees, including our executive officers and all members of our Board of Directors. Our Code of Ethics incorporates the elements of a code of ethics specified in Item 406 of Regulation S-K and also complies with NASDAQ requirements for a code of conduct. Stockholders can find a link to this Code of Ethics on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.”

Our Code of Ethics emphasizes our commitment to conducting business in a legal and ethical manner and encourages prompt and confidential reporting of any suspected violations of law or the Code of Ethics. As part of our Code of Ethics, directors and employees are expected to make business decisions and to take actions based upon the best interests of our Company and not based upon personal relationships or benefits. In conjunction with our Code of Ethics, our General Counsel conducts an annual training session with our Board of Directors with emphasis on all facets of compliance with new and existing regulations and best practices. Any potential conflict of interest, and any transaction or relationship involving our officers or directors that could give rise to a conflict of interest, must be reviewed and resolved by our Corporate Development and Governance Committee.

Related Party Transactions

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” as defined by Regulation S-K, Item 404. The policy provides that each related party transaction must be reviewed by our Audit and Finance Committee. The Audit and Finance Committee reviews the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Ethics, and either recommends that the Board of Directors approve or disapprove the related party transaction. We will disclose all related party transactions, as required, in our filings with the SEC. No reportable transactions occurred during 2019 and 2018, and there are currently no such proposed transactions.

Employee, Officer and Director Hedging

Pursuant to our Insider Trading Compliance Policy, the Company’s directors, officers and employees are prohibited from engaging in short sales of Ultralife securities or from buying or selling put options, call options or other derivatives of Ultralife securities.

Risk Management

Our management team is responsible for assisting the Corporate Development and Governance Committee in its assessment of our exposure to risks associated with the conduct of business. We have an enterprise risk management process to identify, assess and manage the most significant risks facing our Company. Our Corporate Development and Governance Committee has overall responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. Our Audit and Finance Committee has oversight responsibility for financial risks and other risks that could have a material impact on our Company. Our management reviews these financial risks with our Audit and Finance Committee regularly and reviews the risk management process, as it affects financial risks, with our Audit and Finance Committee on an on-going basis.

DIRECTOR COMPENSATION

We presently use cash compensation to attract and retain qualified candidates to serve on our Board of Directors. Our practice is to survey our peer group companies periodically to ascertain whether our overall director compensation is appropriate and balanced. If we perceive that there has been a major change in our Company or the market, we may alter the time between surveys. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties to us, the skill-level required by members of our Board of Directors, and, based on publicly available data, the compensation paid to directors in similar sized organizations in our industry. Our program is designed to deliver annual director compensation at the median levels of director compensation for companies in similar industries and of similar size. Our annual director compensation period runs from July 1 to June 30.

Annual Retainers

Each non-employee director will receive an annual cash retainer of $70,040, except for the Board Chair, who will receive an annual cash retainer of $103,000 for the period July 1, 2019 through June 30, 2020. Each non-employee director received an annual cash retainer of $68,000, except for the Board Chair, who received an annual cash retainer of $100,000 for the period July 1, 2018 through June 30, 2019. These retainers are paid quarterly in cash. In addition, each director who is a member of a Board committee receives an additional cash retainer for such committee service.

Annual retainers for Board committee service for the period July 1, 2019 to June 30, 2020:

	Annual Retainer for Committee Members	Annual Retainer for Committee Chair
Audit and Finance Committee	$6,950	$17,250
Compensation and Management Committee	$5,410	$13,650
Corporate Development and Governance Committee	$6,950	$17,250

Annual retainers for Board committee service for the period July 1, 2018 to June 30, 2019:

	Annual Retainer for Committee Members	Annual Retainer for Committee Chair
Audit and Finance Committee	$6,750	$16,750
Compensation and Management Committee	$5,250	$13,250
Corporate Development and Governance Committee	$6,750	$16,750

Annual retainers for both committee members and committee chairs are paid quarterly in cash. For Board and committee service during the fiscal year ended December 31, 2019, we paid our non-employee directors an aggregate $442,500.

Our non-employee directors have stock ownership guidelines that require them to maintain ownership of at least $40,000 of our common stock. Newly elected directors have two years from their election to the Board to achieve the stock ownership requirement. Currently, all of our non-employee directors meet the stock ownership guidelines. Refer to the Executive Officer Compensation section contained herein for stock ownership guidelines for our executive officers.

Director Compensation Table

The table below summarizes the compensation paid by us to our non-employee directors for their service for the fiscal year ended December 31, 2019.

Name	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(1)	(2)	(3)	(4)	(5)	(6)	(7)
Steven M. Anderson	65,716	-	-	-	-	-	65,716
Thomas L. Saeli	91,352	-	-	-	-	-	91,352
Robert W. Shaw II	91,060	-	-	-	-	-	91,060
Ranjit C. Singh	92,872	-	-	-	-	-	92,872
Bradford T. Whitmore	101,500	-	-	-	-	-	101,500
	442,500	-	-	-	-	-	442,500

(1)

On September 23, 2019, General (Ret.) Steven M. Anderson notified Ultralife Corporation (the “Company”) of his resignation as a member of the Company’s Board of Directors (the “Board”), which resignation was effective upon receipt. General (Ret.) Anderson’s resignation was not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

(2)	Amounts shown represent cash compensation earned during for 2019. Amounts may differ from amounts paid in 2019 due to timing of payments.

(3)	There were no stock awards granted to our non-employee directors during 2019 or outstanding at December 31, 2019.

(4)	There were no option awards granted to our non-employee directors during 2019 or outstanding at December 31, 2019.

(5)	There was no non-equity incentive plan compensation paid to our non-employee directors for the fiscal year ended December 31, 2019.

(6)	There were no deferred compensation earnings for our non-employee directors for the fiscal year ended December 31, 2019.

(7)	There was no other compensation paid to our non-employee directors for the fiscal year ended December 31, 2019.

Michael D. Popielec, our President and Chief Executive Officer, is ineligible to receive compensation for his service as a director because he is also an employee. Refer to the Summary Compensation Table for the compensation of our executive officers.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors. Our executive officers for fiscal 2019 were:

●	Michael D. Popielec, President and Chief Executive Officer

●	Philip A. Fain, Chief Financial Officer, Treasurer and Secretary

There were no other individuals who meet the definition of Named Executive Officer.

Other than for Mr. Popielec, whose information is set forth with the other directors standing for election, certain information with respect to Philip A. Fain, our other executive officer, is presented below.

Name	Age	Present Principal Occupation and Employment History

Philip A. Fain	65

Mr. Fain was named our Chief Financial Officer in November 2009, Treasurer in December 2009 and Corporate Secretary in April 2013. He previously served as Vice President of Business Development, having joined us in February 2008. Prior to joining us, he was Managing Partner of CXO on the GO, LLC, a management-consulting firm, which he co-founded in November 2003 and which we retained in connection with our acquisition activity. Prior to founding CXO on the GO, LLC, Mr. Fain served as Vice President of Finance - RayBan Sunoptics for Luxottica, SpA. Prior to the acquisition of Bausch & Lomb’s global eyewear business by Luxottica, Mr. Fain served as Bausch & Lomb’s Senior Vice President Finance - Global Eyewear from 1997 to 1999 and as Vice President and Controller for the US Sunglass business from 1993 to 1996. In these roles, he led the process to acquire some of the World’s most sought after sunglass companies and brands for Bausch & Lomb. From 1983 to 1993, Mr. Fain served in various positions with Bausch & Lomb including executive positions in corporate accounting, finance and audit. Mr. Fain began his career as a CPA and consultant with Arthur Andersen & Co. in 1977. He received his B.A. in Economics from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

Executive OFFICER compensation

This proxy statement provides certain information relating to the compensation of our named executive officers. We have determined that Messrs. Popielec and Fain were our only named executive officers for 2019.

As a smaller reporting company under the Securities Exchange Act of 1934, as amended, we are providing executive compensation information in accordance with the scaled disclosure requirements of Regulation S-K. As a result, Compensation Disclosure and Analysis (“CD&A”) and certain other disclosures are not included.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by or awarded to our executive officers for their services in all capacities to us during 2019 and 2018:

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)
Michael D. Popielec, President and Chief Executive Officer	2019	526,579	93,255	-	169,895	21,058	810,786
	2018	513,080	70,350	-	353,841	18,446	955,717
Philip A. Fain, Chief Financial Officer, Treasurer and Secretary	2019	335,433	46,861	-	94,386	13,342	490,021
	2018	326,814	29,874	-	85,733	10,179	452,600

(1)

Amounts shown represent base salary cash compensation paid during the respective years. Amounts may differ from amounts earned due to timing of payroll periods. Refer to the “Narrative to Summary Compensation Table” below for further information.

(2)

Amounts shown represent short-term incentive plan (“STIP”) cash awards earned during the respective years and paid in the subsequent year. Refer to the “Narrative to Summary Compensation Table” for further information.

(3)	There were no stock awards other than stock options granted during fiscal years 2019 and 2018.

(4)

On July 25, 2018, the Company’s Board of Directors, at the recommendation of the Compensation and Management Committee and pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan (“2004 LTIP”), modified the option previously granted to Mr. Popielec to purchase 200,000 shares of our common stock at $10.00 per share, such that the option will fully vest immediately upon our common stock first reaching a closing price of $10.00 per share for 15 trading days in a 30 trading-day period. The option as previously granted provided for vesting in annual increments of 50,000 shares on each of the four anniversaries of the date our common stock first reached a closing price of $10.00 per share for 15 trading days in a 30 trading-day period. The option became fully vested during the third quarter 2018 subsequent to modification and expires December 30, 2020. Pursuant to Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718), the transaction was accounted for as an equity award modification. The amount shown for 2018 for Mr. Popielec includes $182,375 which represents the incremental fair value of the modified award computed as of the modification date as the difference between the fair value of the modified award and the fair value of the original award immediately before it was modified. The incremental fair value was determined using a Monte Carlo simulation option-pricing model consistent with the valuation methodology used to value and recognize the original award.

All other amounts shown represent the aggregate grant date fair value of stock options awarded during the respective years computed in accordance with ASC 718. See the notes to our audited consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2018, respectively, for the assumptions used in valuing these stock option awards in accordance with ASC 718. Refer to the “Narrative to Summary Compensation Table” below for further information.

(5)	Amounts shown as “All Other Compensation” consist of the following:

		401(k) Plan Employer Match ($)	Other Benefits (a) ($)	Total ($)

Michael D. Popielec	2019	8,400	12,658	21,058
	2018	5,500	12,946	18,446
Philip A. Fain	2019	8,400	4,942	13,342
	2018	5,500	4,679	10,179

(a)

The “Other Benefits” column of the above table includes premiums paid for group medical and dental coverage and long-term care insurance, reimbursement for tax preparation and certain financial planning expenses.

Narrative to Summary Compensation Table

Compensation Overview

Our executive compensation program is evaluated and approved each year by our Compensation and Management Committee. Annual total compensation for our executive officers is comprised of the following key components:

●	Base salary;

●	Short-term incentive plan (“STIP”);

●	Long-term incentive plan (“LTIP”); and

●	Limited perquisites and other benefits.

Our executive compensation program is structured to align the interests of our executive officers with those of our stockholders by rewarding performance that achieves successful execution of our business strategy, grows our business and increases stockholder value. Our executive compensation program is designed to incentivize our executive officers to achieve strong financial, operational and strategic performance and to provide a link between the compensation earned by our executives and the creation of long-term sustainable value. The Compensation and Management Committee establishes specific annual, long-term and strategic goals and seeks to reward our executive officers for performance that meets or exceeds those goals. In addition, we expect our executive officers to work toward achievement of these goals while maintaining the highest ethical standards.

Base Salary

The Compensation and Management Committee evaluates annually the performance of Mr. Popielec, our President and Chief Executive Officer, and presents its evaluation and recommendation for base salary adjustment, if any, to the Board of Directors for approval. Mr. Popielec evaluates annually the performance of Mr. Fain, our Chief Financial Officer, Treasurer and Secretary, and presents his evaluation and recommendation for a base salary adjustment, if any, to the Compensation and Management Committee, which, in turn, may recommend acceptance of or adjustment to such base salary recommendation to the Board of Directors. If adjustments to base salaries are recommended and approved, the adjustments are made to be effective for a period ranging from twelve to fifteen months from the date of the last salary adjustment.

In April 2019, the Board of Directors, at the recommendation of the Compensation and Management Committee, approved a base salary increase of 3.0% for Mr. Popielec ($516,273 to $531,761) and 3.0% for Mr. Fain ($328,848 to $338,713). The salary increases were approved by the Committee based on a number of factors including individual and Company performance.

In April 2018, the Board of Directors, at the recommendation of the Compensation and Management Committee, approved a base salary increase of 2.0% for Mr. Popielec ($506,150 to $516,273) and 2.0% for Mr. Fain ($322,405 to $328,848). The salary increases were approved by the Committee based on a number of factors including individual and Company performance.

Short-Term Incentive Plan

Our Compensation Committee establishes a STIP each fiscal year to provide our executive officers an opportunity to earn an annual cash award in addition to their base salaries. The STIP is designed to place “at risk” a significant portion of the annual total cash compensation of our executive officers to incentivize them to achieve our short-term financial objectives while making progress toward our longer-term goals. Generally, the STIP target levels are set such that, assuming achievement of pre-established performance metrics, the combined annual base salary and STIP award for our executive officers will be at or near the 50th percentile for executive officers at the companies in our peer group.

For 2019, the STIP target bonus levels for Messrs. Popielec and Fain were 75% and 50% of their respective base salaries. The performance goals to be achieved to be awarded the STIP targeted bonus for 2019 were consolidated operating profit and revenue goals of $9.7 million and $102.0 million, respectively, as measured pursuant to generally accepted accounting principles. The STIP award was structured with a 70% weighting on the consolidated operating profit goal and a 30% weighting on the consolidated revenue goal. Achievement of less than 75% of the operating profit goal or less than 85% of the revenue goal would result in no award being earned with respect to that metric. Achievement of 75% to 100% of the operating profit goal and achievement of 85% to 100% of the revenue goal would result in an award ranging from 50% to 100% of the target award with respect to the metric for which such performance levels had been achieved. Achievement of over 100% to 125% of the operating profit goal and over 100% to 125% of the revenue goal would result in an award ranging from 101% to 150% of the target award with respect to the metric for which such performance levels had been achieved. Our executive officers were eligible for a partial award if one of the two metrics was achieved.

Based on our 2019 financial performance, Messrs. Popielec and Fain earned STIP awards for 2019 of $63,255 and $26,861, respectively, which were paid in February 2020. In addition, at the recommendation of the Compensation Committee, the Board of Directors approved discretionary bonuses of $30,000 and $20,000 for Mr. Popielec and Mr. Fain, respectively, which were paid in February 2020 for their roles in the 2019 acquisition and integration of Southwest Electronic Energy Corporation.

For 2018, the STIP target bonus levels for Messrs. Popielec and Fain were 75% and 50% of their respective base salaries. The performance goals to be achieved to be awarded the STIP targeted bonus for 2018 were consolidated operating profit and revenue goals of $8.4 million and $93.5 million, respectively, as measured pursuant to generally accepted accounting principles. The STIP award was structured with a 70% weighting on the consolidated operating profit goal and a 30% weighting on the consolidated revenue goal. Achievement of less than 75% of the operating profit goal or less than 89% of the revenue goal would result in no award being earned with respect to that metric. Achievement of 75% to 100% of the operating profit goal and achievement of 89% to 100% of the revenue goal would result in an award ranging from 50% to 100% of the target award with respect to the metric for which such performance levels had been achieved. Achievement of over 100% to 125% of the operating profit goal and over 100% to 125% of the revenue goal would result in an award ranging from 101% to 150% of the target award with respect to the metric for which such performance levels had been achieved. Our executive officers were eligible for a partial award if one of the two metrics was achieved.

Based on our 2018 financial performance, Messrs. Popielec and Fain earned STIP awards for 2018 of $70,350 and $29,874, respectively, which were paid in February 2019.

Long-Term Incentive Plan

Stock options and other equity awards are used to align the interests of our executive officers with those of our stockholders by incentivizing our executive officers to achieve long-term growth and sustainable stockholder value.

Refer to “Outstanding Equity Awards” below for stock options granted during 2019 and 2018. There were no other equity-based awards granted to our executive officers during 2019 and 2018.

Retirement Benefits

We provide a tax-qualified 401(k) plan to all active employees that provides for both employer and employee contributions. Under this plan, employees may contribute a portion of their eligible cash compensation to the plan. For 2019, the Company matched 50% on the first 6% of an employee’s eligible contributions. For 2018, the Company matched 50% on the first 4% of an employee’s eligible contributions.

Perquisites and Other Personal Benefits

We provide our executive officers with certain perquisites and other personal benefits which are consistent with the objectives of our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation and Management Committee periodically reviews the levels of such perquisites and other personal benefits to ensure they remain at appropriate levels. The aggregate incremental costs of the perquisites and other personal benefits provided to our executive officers are included in the “All Other Compensation” column of the Summary Compensation Table with components detailed in an accompanying note.

Outstanding Equity Awards

The following table sets forth information concerning the number of shares underlying exercisable and non-exercisable stock option awards outstanding at December 31, 2019 for our executive officers.

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned	Price ($)	Date
Michael D. Popielec	50,000	-	-	6.4218	12/30/2020
	250,000	-	-	6.4218	12/30/2020
	200,000	-	-	10.0000	12/30/2020
	40,000	-	-	3.7103	3/3/2022
	20,000	-	-	3.7876	3/5/2022
	40,000		-	4.2902	6/1/2023
	13,334	26,666 (1)	-	9.8514	4/18/2025
	-	45,000 (2)	-	8.2523	7/23/2026
Philip A. Fain	70,000		-	3.9384	3/4/2021
	30,000	-	-	3.7103	3/3/2022
	20,000	-	-	4.2902	6/1/2023
	13,334	6,666 (3)	-	5.7075	4/19/2024
	6,667	13,333 (4)	-	9.8514	4/18/2025
	-	25,000 (5)	-	8.2523	7/23/2026

(1)

On April 18, 2018, our Board of Directors, on recommendation of the Compensation and Management Committee, granted to Mr. Popielec the option to purchase 40,000 shares of our common stock. This option vested with respect to 13,334 shares and 13,333 shares on April 18, 2019 and April 18, 2020, respectively, and will vest with respect to 13,333 shares on April 18, 2021.

(2)

On July 23, 2019, our Board of Directors, on recommendation of the Compensation and Management Committee, granted to Mr. Popielec the option to purchase 45,000 shares of our common stock. This option will vest with respect to 15,000 shares on July 23, 2020, 15,000 shares on July 23, 2021 and 15,000 shares on July 23, 2022.

(3)

On April 19, 2017, our Board of Directors, on recommendation of the Compensation and Management Committee, granted to Mr. Fain the option to purchase 20,000 shares of our common stock. This option vested with respect to 6,667 shares on April 19, 2018, 6,667 shares on April 19, 2019, and 6,666 shares on April 19, 2020.

(4)

On April 18, 2018, our Board of Directors, on recommendation of the Compensation and Management Committee, granted to Mr. Fain the option to purchase 20,000 shares of our common stock. This option vested with respect to 6,667 shares on April 18, 2019 and 6,667 shares on April 18, 2020 and will vest with respect to 6,666 shares on April 18, 2021.

(5)

On July 23, 2019, our Board of Directors, on recommendation of the Compensation and Management Committee, granted to Mr. Fain the option to purchase 25,000 shares of our common stock. This option will vest with respect to 8,334 shares on July 23, 2020, 8,333 shares on July 23, 2021 and 8,333 shares on July 23, 2022.

There were no other equity awards outstanding at December 31, 2019 for our executive officers.

Employment Arrangements

On December 6, 2010, the Company entered into an employment agreement with Mr. Popielec, providing that Mr. Popielec would become our President and Chief Executive Officer effective December 30, 2010. Mr. Popielec’s annual base salary was set at $450,000 subject to adjustment. Mr. Popielec is also eligible to receive an annual cash bonus under our short-term incentive plan if we meet or exceed certain quantitative and qualitative performance metrics to be agreed upon and approved by the Compensation Committee no later than January 31 of the year for which the bonus applies. The bonus goals and payout ranges for 2018 and 2019 are set forth above beginning on Page 14.

Pursuant to the terms of his employment agreement, Mr. Popielec was granted options to purchase shares of our common stock. Certain of the options granted were conditional and subject to stockholder approval to increase the number of shares available under our 2004 LTIP. Stockholder approval of this increase was obtained in June 2011. All unexpired options awarded to Mr. Popielec pursuant to the terms of his employment agreement were outstanding as of December 31, 2019. Refer to the Outstanding Equity Awards section above beginning on Page 15.

Mr. Popielec is also entitled to receive the retirement benefits, perquisites and other personal benefits described in this proxy statement under the sections entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”.

The employment agreement provides that Mr. Popielec’s employment is “at will.” Mr. Popielec is entitled to certain severance benefits if we terminate his employment without Business Reasons or a Constructive Termination occurs (as those terms are defined in the employment agreement), including (i) salary continuation for a period of 12 months following the termination date; (ii) a pro rata amount (calculated on a per diem basis) of the full-year bonus which Mr. Popielec would have earned for the calendar year in which the termination of employment occurs; (iii) acceleration of vesting of all outstanding stock options and other equity awards to the extent that the outstanding options and other equity awards would otherwise have vested no more than 18 months after the date of termination, and all such options and other equity awards shall remain exercisable for one year following the termination date or through the original expiration date, if earlier; (iv) continuation of health benefits for Mr. Popielec, his spouse and any dependent children for a period of 12 months after the termination date followed by 18 months of executive-paid COBRA eligibility. In addition, if we terminate the employment of Mr. Popielec within 12 months following the occurrence of a Change in Control, without Business Reasons or if a Constructive Termination occurs (as those terms are defined in the employment agreement), then Mr. Popielec shall be entitled to receive (i) any earned but unpaid salary, any unpaid bonus from the prior year plus an amount equal to 18 months of his base salary as then in effect, payable immediately upon the termination date; (ii) one and one-half times his target bonus for the calendar year in which the termination date occurs; (iii) acceleration of vesting of all outstanding stock options and other equity awards, which are to remain exercisable for 18 months following the termination date, or through the original expiration date, if earlier; (iv) continuation of health benefits for Mr. Popielec, his spouse and any dependent children for a period of 24 months after the termination date. To the extent the vesting and/or accelerated payment of outstanding stock options would subject Mr. Popielec to the imposition of tax and/or penalties under Section 409A of the Internal Revenue Code (the “Code”), the vesting and/or payment of such stock options and other equity shall be delayed to the extent necessary to avoid the imposition of such tax and/or penalties. The employment agreement also provides for the continuation of certain benefits in the event Mr. Popielec’s employment is terminated for Disability (as defined in the employment agreement) or by his death. Mr. Popielec has also executed an Employee Confidentiality Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement in our standard form.

We do not have an employment agreement with Mr. Fain. Mr. Fain has executed an Employee Confidentiality Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement in our standard form.

Retirement Benefits and Potential Payments upon Termination or Change in Control

The only arrangement that we maintain that provides for retirement benefits is our tax-qualified defined contribution 401(k) plan. The material terms of our tax-qualified defined contribution 401(k) plan are summarized above under the heading “Retirement Benefits.”

All of the potential payments and benefits payable by us to those of our executive officers in the event of various circumstances involving either a termination of employment or change in control are determined pursuant to the employment agreement with Mr. Popielec or the 2004 LTIP and 2014 LTIP. The employment agreement with Mr. Popielec is summarized above under the heading “Employment Arrangements”. We do not have an employment agreement with Mr. Fain. On June 18, 2018, the Committee unanimously approved a resolution for full vesting of all outstanding unvested stock options and other equity awards upon the occurrence of a “Change in Control” (as defined by the 2004 LTIP and 2014 LTIP).

Stock Ownership Guidelines

In order to better align the interests of our executive officers and stockholders, the Compensation Committee implemented stock ownership requirements for our executive officers. The stock ownership requirements for our executive officers are as follows:

President & CEO	1.00 times salary
Chief Financial Officer	0.50 times salary

For 2019, the Compensation Committee established the presumed share price to be used for purposes of determining the minimum number of shares to be owned by the executive officers. This presumed price was $7.43 per share, which was based on the volume weighted average price (“VWAP”), calculated as an amount equal to the sum of the dollar value of every transaction in our common stock for the two-year period ended December 31, 2019 divided by the total shares traded for such two-year period. Each year the Compensation Committee will establish a new price per share to be used to determine the minimum number of shares required to be held which will be based on the VWAP of our common stock for the preceding two-year period. Executive officers have three years from the date of hire to achieve the required holdings, which are based on the price per share as calculated above. Additionally, our stock ownership policy requires that until the share ownership guidelines are met, executive officers are prohibited from disposing of more than 50% of vested shares received from restricted share grants (on an after tax basis) and 50% of shares received on exercise of stock options. Shares owned by an executive, as well as shares underlying awards of stock options and restricted stock are treated as owned by the executive for purposes of determining whether required ownership has been achieved. Our executive officers have met their respective stock ownership requirement.

Proposal 2
Ratify the selection of our independent
registered public accounting firm

The firm of Freed Maxick CPAs, P.C. (“Freed Maxick”) served as our independent registered public accounting firm for the years ended December 31, 2018 and 2019.

The selection of Freed Maxick to serve as our independent registered public accounting firm for 2020 will be presented to our stockholders for ratification at the Meeting. Our Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the stockholders do not ratify this selection, the Audit and Finance Committee will seek to identify and address the reason or reasons why the stockholders did not ratify the Committee’s selection. The Audit and Finance Committee will consider such reason or reasons in selecting an independent registered public accounting firm for 2020 but retains discretion to select Freed Maxick.

We have been advised by Freed Maxick that they will have a representative available during the Meeting, either in person or telephonically, who will be available to respond to appropriate questions. In addition, we intend to give such representative an opportunity to make any statements if the representative should so desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us for 2019 and 2018 were:

	2019	2018
Audit Fees	$389,785	$387,489
Audit - Related Fees	8,000	8,000
Tax Fees	14,000	12,000
Total Fees	$411,785	$407,489

Audit Fees

Audit fees were for professional services rendered for the audits of our consolidated financial statements and reviews of our quarterly consolidated financial statements. Audit fees for 2019 reflect a year-over-year increase attributable to the Company’s acquisition of Southwest Electronic Energy Corporation (“SWE”) in May 2019, which was largely offset by a reduction in fees attributable to internal controls over financial reporting following the first year attestation in 2018 upon the Company achieving accelerated filer status.

Audit-Related Fees

Audit-related fees were for the annual audits of our 401(k) defined contribution plan.

Tax Fees

Tax fees primarily attributable to due diligence performed in connection with the Company’s acquisition of SWE.

Our Audit and Finance Committee has not adopted pre-approval policies and procedures for audit and non-audit services. Nevertheless, all audit, audit-related and permitted non-audit services for which our independent registered public accounting firm was engaged were reviewed and approved prior to the commencement of the services by our Audit and Finance Committee in compliance with applicable SEC requirements.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The duties and responsibilities of the Audit and Finance Committee are set forth in our Audit and Finance Committee Charter, a copy of which is available on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.” Among other things, the Audit and Finance Committee reviews the adequacy of our system of internal control regarding financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. In addition, the Audit and Finance Committee recommends to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, approves our quarterly filings on Form 10-Q and selects the independent registered public accounting firm to audit our books and records.

The Audit and Finance Committee has:

●	Reviewed and discussed our audited financial statements for 2019 with our management and with Freed Maxick, our independent registered public accounting firm for 2019;

●

Discussed with Freed Maxick, our independent registered public accounting firm for 2019, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

●

Received from Freed Maxick the written disclosures and the letter from Freed Maxick required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with Freed Maxick their independence.

The Audit and Finance Committee met with our independent accountants with and without management present and discussed with them the results of their examinations, their evaluations of our internal control over financial reporting, our disclosure controls and procedures and the quality of our financial reporting. Based on the review and discussions referred to above, the Audit and Finance Committee concluded that Freed Maxick is independent and recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit and Finance Committee:

Thomas L. Saeli, Chair

Robert W. Shaw II

Ranjit C. Singh

Proposal 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote on a non-binding advisory resolution on the compensation of our executive officers, commonly referred to as the “Say-on-Pay” resolution.

As discussed within this proxy statement, our Compensation and Management Committee has structured our executive compensation program to align the interests of our executive officers with those of our stockholders and reward our executive officers for the achievement of both short-term and long-term strategic and operational goals while promoting the achievement of sustainable long-term stockholder value. At the same time, our executive compensation program is designed to avoid encouraging unnecessary or excessive risk-taking by our executive officers.

The vote on this advisory resolution is not intended to address any specific component of our executive compensation. It is meant to address the overall compensation program for our executive officers as described in this proxy statement.

We are asking our stockholders to approve the following advisory resolution at the Meeting:

Resolved, that the stockholders of Ultralife Corporation (the “Company”) approve, on an advisory basis, the 2019 compensation of the Company’s executive officers disclosed in the proxy statement for the Company’s 2020 Annual Meeting of Stockholders, pursuant to SEC compensation disclosure rules.

This advisory resolution, commonly referred to as the “Say-on-Pay” resolution, is non-binding on our Company and our Board of Directors. Although it is non-binding, the Board of Directors and the Compensation and Management Committee will review and consider the voting results when making future decisions regarding the compensation of our executive officers.

Recommendation of the Board

The Board of Directors recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation.

Proposal 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis on a resolution on the frequency of future advisory votes on our executive compensation, commonly referred to as the “Say-When-on-Pay” resolution.

After careful consideration and input from our stockholders, various proxy advisory organizations and various institutional stockholder representative organizations, our Board of Directors has established a policy of holding an advisory vote on executive compensation every three years. Our Board of Directors has determined that such policy continues to be appropriate and recommends that stockholders vote for future advisory votes on executive compensation to occur every three years.

As discussed within this proxy statement, our executive compensation program is structured to align the interests of our executive officers with those of our stockholders and reward our executive officers for the achievement of both short-term and long-term strategic and operational goals while promoting the achievement of sustainable stockholder value. The most recent advisory vote on executive compensation was held during the 2017 Annual Meeting of Stockholders with stockholder support of over 98%. We plan to hold the next advisory “Say-on-Pay” vote at the 2023 Annual Stockholder Meeting.

Stockholders are cautioned that they are not voting to approve or disapprove the recommendation of our Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction card: One year, Two years, Three years, or Abstain.

Although this advisory vote is non-binding, the Board of Directors and our Compensation and Management Committee will carefully review the voting results. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder advisory vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors not known to the Board of Directors at this time.

Recommendation of the Board

The Board of Directors recommends that stockholders vote THREE YEARS for the frequency of future advisory votes on executive compensation.

Proposal 5
stockholder proposal entitled Directors to be

Elected by Majority Vote

The Company has been advised that Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 who has indicated that he is a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Proposal 5 – Directors to be Elected by Majority Vote

RESOLVED: Stockholders hereby request that our Board of Directors initiate the appropriate process as soon as possible to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

In order to provide stockholder a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company’s current voting system, a director can be elected with as little as one vote from the same director standing for election. It is like an election in North Korea.

More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.

A majority vote standard might give Ranjit Singh an incentive to improve his voting performance. Mr. Singh was rejected by 3-times as many shares as each of the other Ultralife directors 2019.

Please vote yes:

Directors to be Elected by Majority Vote – Proposal 5”

The Company’s Statement of Opposition to Proposal 5

The Board recommends a vote AGAINST Proposal 5.

We believe that deviating from the plurality voting standard is unnecessary and that our current corporate governance structure is effective.

The policy of our Board of Directors is to encourage the selection of Directors who will contribute to our success and our mission to give people the power to build community and bring the world closer together. As described in greater detail in the section of this proxy statement entitled "Corporate Governance," our Board of Directors is responsible for nominating members for election to our Board of Directors and has established policies and procedures to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, including candidates recommended by Directors, stockholders, management, and others. Our Board of Directors does not distinguish between nominees recommended by stockholders and other nominees.

Under the Delaware General Corporation Law, plurality voting is the default standard for director elections. Plurality voting ensures that companies avoid the uncertainty that would otherwise be caused by board vacancies resulting from elections where directors fail to receive the necessary votes to be elected. Deviating from plurality voting is unnecessary given that stockholders have the ability to express disapproval of corporate policies, strategy, or director candidates through the use of withhold votes. In addition, stockholders have the ability to nominate alternative candidates or make recommendations for nominations directly to the board of directors.

Therefore, our Board of Directors recommends that our stockholders vote against this proposal.

For the reasons note above, the Board recommends a vote AGAINST Proposal 5.

Vote Required

Approval of Proposal 5 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal 5.

Other Matters

Our Board of Directors does not intend to present and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information regarding the beneficial ownership of shares of our common stock by each person known by us to beneficially own more than five percent of the outstanding shares of our common stock, with percentages based on 15,886,616 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned

Bradford T. Whitmore (1) 1603 Orrington Avenue, Suite 900 Evanston, IL 60201	5,538,073	34.9%

Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	1,126,670	7.1%

Visionary Wealth Advisors (3) 1405 North Green Mount Rd., Suite 500 O’Fallon, IL 62208	843,711	5.3%

(1)

Based on information contained in a Form 4 dated May 14, 2020 as filed by Bradford T. Whitmore with the SEC on May 18, 2020 to report changes in beneficial ownership of shares of the Company’s common stock, Mr. Whitmore individually and as sole manager of Sunray I, LLC, a Delaware limited liability company, and as sole owner of an entity which is a general partner of Grace Brothers LP, a Delaware limited partnership, beneficially owns 5,538,073 shares of our common stock. Mr. Whitmore has sole voting and dispositive power with respect to 5,019,457 of such shares, of which 4,452,283 shares are held in the name of Sunray I, LLC. Grace Brothers LP, Mr. Whitmore, and Spurgeon Corporation, a general partner of Grace Brothers LP, have shared voting and dispositive power with respect to 518,616 of such shares.

(2)	Based on information contained in a Schedule 13F dated May 14, 2020 as filed by Dimensional Fund Advisors LP, a registered investment adviser, with the SEC on that same date to report beneficial ownership of shares of the Company’s common stock as of March 31, 2020, and, consequently, the beneficial ownership of Dimensional Fund Advisors LP may have changed prior to the filing of this Proxy Statement. The Schedule 13F reported that Dimensional Fund Advisors LP had sole voting power as to 1,096,131 shares of common stock and sole dispositive power as to 1,126,670 shares of common stock, all of which shares of common stock were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP or one of its subsidiaries furnishes investment advice and of certain other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors LP or one of its subsidiaries serves as investment manager or sub-adviser. The shares of common stock reported were owned by the investment companies, commingled funds, group trusts and separate accounts and Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported shares of common stock.

(3)

Based on information contained in a Schedule 13F dated May 15, 2020 as filed by Visionary Wealth Advisors, a registered investment adviser, with the SEC on that same date to report beneficial ownership of shares of the Company’s common stock as of March 31, 2020, and, consequently, the beneficial ownership of Visionary Wealth Advisors may have changed prior to the filing of this Proxy Statement. The Schedule 13F reported that Visionary Wealth Advisors had sole voting power as to 5,000 shares of common stock and shared dispositive power as to 843,711 shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of May 26, 2020 by (1) each of our directors, (2) each of our executive officers, and (3) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (2)

Michael D. Popielec	911,955 (3)	1.7%
Thomas L. Saeli	60,446	*
Robert W. Shaw II	53,500	*
Ranjit C. Singh	79,801	*
Bradford T. Whitmore	5,538,073 (4)	34.9%
Philip A. Fain	256,668 (5)	*
All Directors and Executive Officers as a group (6 persons)	6,900,443	38.4%

*Less than 1%

(1)

Except as otherwise indicated, the stockholders named in this table have sole voting and investment power with respect to the shares of our common stock beneficially owned by them. The information provided in this table is based upon information provided to us by such stockholders. The table reports beneficial ownership for our directors and executive officers in accordance with Rule 13d-3 under the Exchange Act. This means all our securities over which directors and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The amounts also include shares that may be acquired by exercise of stock options prior to July 25, 2020 (sixty days from May 26, 2020 date of record), which shares are referred to in the footnotes to this table as “shares subject to options that may be exercised.”

(2)	Based on 15,886,616 shares issued and outstanding.

(3)	The amount shown includes 641,667 shares subject to options that may be exercised by Mr. Popielec prior to July 25, 2020.

(4)	See “Security Ownership of Certain Beneficial Owners” above.

(5)	The amount shown includes 161,668 shares subject to options that may be exercised by Mr. Fain prior to July 25, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and our other equity securities. To our knowledge, based solely on the written representations of our directors and executive officers and the copies of such reports filed with the SEC during 2019, all Section 16(a) filings applicable to our officers, directors and more than 10% beneficial owners were filed in a timely manner.

Submission of Stockholder Proposals

Under Rule 14a-8 of the Exchange Act, stockholder proposals intended for inclusion in the proxy statement for our 2020 Annual Meeting of Stockholders must be submitted in writing to us to our Corporate Secretary (Attn: Philip A. Fain) at 2000 Technology Parkway, Newark, New York 14513, and must have been received by February 1, 2020.

Any stockholder proposal submitted for consideration at our 2020 Annual Meeting of Stockholders but not submitted for inclusion in the proxy statement for that meeting that is received by us after February 1, 2020 will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and the proponent of any such proposal does not issue its own proxy statement.

Our Annual Report on Form 10-K for the year ended December 31, 2019 as amended, as filed with the SEC, is included in the 2019 Annual Report to Stockholders which accompanies this proxy statement.

By Order of the Board of Directors Bradford T. Whitmore, Chair of the Board of Directors

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, NY 14513

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael D. Popielec 02 Thomas L. Saeli 03 Robert W. Shaw II 04 Ranjit C. Singh
05 Bradford T. Whitmore

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	0	0	0
3. To approve an advisory resolution on executive compensation.	0	0	0

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4. To approve an advisory resolution on the frequency of future advisory votes on executive compensation.	0	0	0	0

The Board of Directors recommends you vote AGAINST proposal 5.

	For	Against	Abstain
5. To vote on a shareholder proposal entitled "Directors to be Elected by Majority Vote".	0	0	0

NOTE: The proxy or proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report/ Form 10-K Wrap is/are available at www.proxyvote.com

ULTRALIFE CORPORATION
2020 Annual Meeting of Shareholders
July 22, 2020
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Philip A. Fain and Scott D. Champagne as proxies for the undersigned, with full power of substitution, to vote all shares of the Common Stock of Ultralife Corporation owned by the undersigned at the Annual Meeting of Shareholders to be held on July 22, 2020 at 9:00 A.M., local time, at The Westin Crystal City, 1800 Jefferson Davis Highway, Arlington, VA, and at any adjournments of such meeting, on the matters listed in this proxy and described in the notice of annual meeting and proxy statement and upon such other business as may properly come before such meeting and any adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of the Company and proposals 1 thru 4 to be voted on at the Annual Meeting have been proposed by the Board of Directors of the Company. Proposal 5 has been submitted for vote by a shareholder. This proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the five named nominees for director, FOR the ratification of the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020, FOR the advisory resolution on executive compensation, FOR 3 YEARS for the advisory resolution on the frequency of future advisory votes on executive compensation and AGAINST the shareholder proposal entitled "Director to be Elected by Majority Vote". The undersigned acknowledges receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated June 1, 2020, describing more fully the proposals set forth in this proxy.

0000425139_2 R1.0.1.18

(continued and to be signed on the reverse side)